Exhibit 99.1

Contacts:
Ivana Magovčević-Liebisch
General Counsel and Executive Vice President
of Administration
(617) 250-5759
imagovcevic@dyax.com

Nicole P. Jones
Associate Director, Investor Relations and
Corporate Communications
(617) 250-5744
njones@dyax.com

Dyax Corp. Announces Second Quarter 2007 Financial Results

CAMBRIDGE, MA, July 25, 2007 — Dyax Corp. (NASDAQ: DYAX) today announced financial results for the second quarter ended June 30, 2007.  Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results:

For the quarter ended June 30, 2007, Dyax reported a net loss of $17.9 million or $0.37 per share, as compared to a net loss of $8.7 million or $0.20 per share for the comparable quarter in 2006.  For the six months ended June 30, 2007, Dyax reported a net loss of $37.9 million or $0.81 per share, as compared to a net loss of $18.7 million or $0.45 per share for the comparable six month period in 2006.  In 2006, development expenses were net of reimbursements from the joint venture with Genzyme for the development of DX-88 for hereditary angioedema (HAE).  In 2007, following the termination of the joint venture in February, Dyax assumed responsibility for all development expenses related to HAE.  These expenses are being funded in part by a $17 million cash payment received from Genzyme as a result of the termination.  This increase in expenses is consistent with our internal plan and our cash consumption guidance for the year.

Total revenues for the second quarter ended June 30, 2007 decreased to $2.6 million versus $3.4 million for the comparable quarter in 2006.  Revenues for the six months ended June 30, 2007 decreased to $5.3 million as compared to $6.1 million in the comparable six month period in 2006, despite a $1.4 million increase in library and funded research revenues for the six month period in 2007.  The decrease in revenues was due to a $2.1 million decrease in revenues associated with the former collaboration with Debiopharm, which ended in the first quarter of 2006.  The receipt and recognition of clinical milestones received from our collaborators and licensees may vary substantially from quarter-to-quarter due to the timing of their development activities.

Research and development expenses for the second quarter increased to $15.5 million as compared to $10.5 million for the comparable period in 2006.  For the six months ended June 30, 2007, research and development expenses increased to $35.8 million as compared to $21.1 million for the comparable period in 2006.  For the second quarter, of the $5.0 million increase in research and development expenses, $2.7 million is attributable to DX-88 clinical trials, toxicology studies, and additional resources to advance the hereditary angioedema (HAE) program towards registration, and $1.5 million is related to DX-88 manufacturing activities.  The remainder of the increase is primarily attributable to incremental costs to support the DX-88 on-pump cardiothoracic surgery (CTS) program.

As of June 30, 2007, Dyax had a total of $46.3 million in cash, cash equivalents, and short-term investments, exclusive of restricted cash, a net decrease of $14.1 million from December 31, 2006. This does not include the net cash proceeds from our underwritten common stock offering, which closed on July 18, 2007.  Dyax received net proceeds of $35.9 million from the sale of 10.5 million shares.  In connection with the offering, the Company has granted a 30-day option to the underwriters to purchase up to 1,575,000 additional shares of common stock at the public offering price to cover over-allotments.

Corporate Progress:

Henry E. Blair, Chairman, President and Chief Executive Officer of Dyax, stated, “In the beginning of the second quarter, we announced three significant milestones for DX-88’s two ongoing clinical programs.  For DX-88 in hereditary angioedema (HAE), we announced positive topline results from the blinded portion of the first Phase 3 trial, known as EDEMA3, as well as the initiation of the second Phase 3 trial, EDEMA4.  For DX-88’s second indication, in on-pump cardiothoracic surgery (CTS), we initiated a Phase 2 trial.  Both of these trials are underway and making steady progress.”

“We recently completed a fully marketed underwritten common stock offering, which has provided Dyax with financial flexibility to support the Company’s preclinical and clinical research and development efforts.  With this financing, we believe we are well positioned to execute our business strategy of maximizing the value of the DX-88 franchise by negotiating the best collaboration deal we can for this valuable asset.”

“During the quarter, we continued to see promising results from our most advanced preclinical candidates, DX-2240 and DX-2400,” remarked Mr. Blair.  “In particular, DX-2400, a fully-human monoclonal antibody selected from one of Dyax’s libraries, is a novel protease inhibitor that targets matrix metalloproteinase 14 (MMP 14) on tumor cells and tumor blood vessels.  It has shown significant inhibition of tumor progression and metastasis in multiple preclinical models when used as a monotherapy.  We are very excited about the potential of this candidate as it represents a new generation of antibody-based protease inhibitors.”

2007 Guidance:

With respect to Dyax’s guidance for 2007, Stephen S. Galliker, Executive Vice President and Chief Financial Officer of Dyax, stated, “We believe our existing cash, cash equivalents and short-term investments plus anticipated cash flow from product development revenues and collaborations as well as the net proceeds from our recent stock offering will be sufficient to support our operating plans into 2009.  Our guidance for 2007 net cash consumption in operations remains unchanged and is approximately $45 million, net of the $17 million cash payment received as a result of the termination of our joint venture with Genzyme.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, July 25, 2007
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 866-770-7129
International callers, dial 617-213-8067
Passcode 34986433
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through August 24, 2007 and may be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888.  The replay passcode for all callers is 28268818.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on oncology and inflammatory indications.  Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications.  Dyax has completed three Phase 2 trials and a Phase 3 trial of DX-88 for the treatment of hereditary angioedema (HAE).  A second Phase 3 trial, known as EDEMA4, is currently being conducted under a Special Protocol Assessment (SPA) agreed upon with the FDA.  DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S. for the treatment of acute attacks of HAE.

Additionally, Dyax has completed a Phase 1/2 trial of DX-88 for the prevention of blood loss during on-pump coronary artery bypass graft (CABG) procedures.  A Phase 2 trial for further development of DX-88 in on-pump cardiothoracic surgery (CTS), including CABG and heart valve replacement or repair procedures, is ongoing.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly identifies compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages this technology broadly with over 70 licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium.  For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp.  These statements include statements regarding Dyax’s future cash resources, its projected use of cash, the progress of the ongoing clinical trials of DX-88, prospects for a collaboration for DX-88, and the potential of DX-2400 and the remainder of Dyax’s pipeline.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following:  the timing and results of clinical trials, regulatory review and approval of Dyax’s product candidates, intense competition, including in the areas of DX-88’s planned indications,

Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products, Dyax’s changing requirements and costs associated with planned research and development activities, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are registered trademarks of Dyax Corp. EDEMA4 is a service mark for Dyax Corp.

- financial tables follow -

# # #

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In thousands, except share and per share data)
Product development and license fee revenues	$2,647	$3,424	$5,277	$6,098
Operating expenses:
Research and development(1)	15,522	10,503	35,836	21,095
less: Research and development expenses reimbursed by joint venture	—	(4,326)	(7,000)	(8,233)
Equity loss in joint venture	—	2,751	3,831	5,196
General and administrative(2)	3,489	3,666	7,577	7,520
Total operating expenses	19,011	12,594	40,244	25,578
Loss from operations	(16,364)	(9,170)	(34,967)	(19,480)
Other income (expense), net	(1,547)	512	(2,961)	825
Net loss	$(17,911)	$(8,658)	$(37,928)	$(18,655)
Basic and diluted net loss per share	$(0.37)	$(0.20)	$(0.81)	$(0.45)
Shares used in computing basic and diluted net loss per share	48,247,303	43,578,939	46,892,690	41,354,940

(1)             Includes $286 and $572 of stock-based compensation expense for the three and six months ended June 30, 2006, respectively.
Includes $343and $677 of stock-based compensation expense for the three and six months ended June 30, 2007, respectively.

(2)             Includes $230 and $449 of stock-based compensation expense for the three and six months ended June 30, 2006, respectively.
Includes $335 and $606 of stock-based compensation expense for the three and six months ended June 30, 2007, respectively.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	June 30,	December 31,
	2007	2006
	(In thousands)
Cash and cash equivalents	$25,607	$11,295
Short-term investments	20,733	47,169
Long-term investments	—	1,992
Restricted cash	11,501	11,517
Working capital	30,673	46,369
Total assets	71,069	88,173
Stockholders' equity	4,563	23,461